Exhibit 3.2
CERTIFICATE OF AMENDMENT OF
THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
RAYONIER ADVANCED MATERIALS INC.

    Rayonier Advanced Materials Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation (the “Board”) duly adopted resolutions proposing and declaring advisable certain amendments to the Certificate of Incorporation of the Corporation as described herein.

SECOND: This Certificate of Amendment has been duly adopted by the Board and by its stockholders in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: Article IX of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE IX
DIRECTOR AND OFFICER LIABILITY

To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director or an officer of the Corporation shall not be personally liable either to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director or an officer. For purposes of this Article IX, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL as the same exists or may hereafter be amended. Any amendment or modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or an officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. If the DGCL hereafter is amended to further eliminate or limit the liability of a director or an officer, then a director or an officer of the Corporation, in addition to the circumstances in which a director or an officer is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended DGCL.

[Signature Page Follows]

    IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by its duly authorized officer this 5th day of June, 2024.

RAYONIER ADVANCED MATERIALS INC.

By:/s/ R. Colby Slaughter
Name: R. Colby Slaughter
Title: Senior Vice President, General
Counsel and Corporate Secretary

[Signature Page to Exculpation of Officers Amendment]